Exhibit 2.4

Execution Version

ASSET PURCHASE AND SALE AGREEMENT
Verden Area

between

Linn Energy Holdings, LLC
Linn Operating, Inc.
Mid-Continent I, LLC
Mid-Continent II, LLC
Linn Exploration Midcontinent, LLC
as “Sellers”

and

Laredo Petroleum, Inc.
as “Buyer”

Dated as of May 30, 2008

Exhibits

A	Leases
A-1	Plat of Area of Included Interests
B	Excluded Assets
C	Represented Interests; Allocation of Purchase Price
D	Form of Assignment
Schedules

2.5	Purchase Price Tax Allocations
4	Sellers Disclosure Schedule
12.10	Sellers Bonds

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated May 30, 2008, is made by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Operating, Inc., a Delaware corporation (“LOI”), Mid-Continent I, LLC, a Delaware limited liability company, Mid-Continent II, LLC, a Delaware limited liability company, and Linn Exploration Midcontinent, LLC, an Oklahoma limited liability company (collectively “Sellers”), and Laredo Petroleum, Inc., a Delaware corporation (“Buyer”).

RECITALS:

A.    Sellers desire to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Sellers, certain oil and gas properties and related assets located in the Verden area in Caddo, Grady and Comanche Counties, Oklahoma.

B.           As part of the consideration for the purchase and sale of the Assets, as further described herein, Buyer and Seller agree to enter into the Participation Option Agreement further described herein, which will give Seller the option to participate in certain wells under the terms and conditions of the Participation Option Agreement.

C.    Sellers and Buyer deem it in their mutual best interests to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Sellers and Buyer do hereby agree as follows:

ARTICLE I

Properties To Be Sold and Purchased

Section 1.1.                                Assets Included.

Subject to Section 1.2, Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)           All right, title and interest of Sellers in and to the Leases described on Exhibit A attached hereto and made a part hereof for all purposes (and any ratifications and/or amendments, renewals or extensions to such Leases, whether or not such ratifications, amendments, renewals or extensions are described on such Exhibit A);

(b)           Without limitation of the foregoing but subject to Section 1.2, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to the oil, gas, and other minerals in and under or that may be produced from the lands described in Exhibit A hereto, described in any of the Leases described on such Exhibit A or included within the area outlined in red on the Plat attached as Exhibit A-1 hereto (including interests in Leases, overriding royalties, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests, and other interests in so far as they cover such lands), even though Sellers’ interest therein may be incorrectly described in, or omitted from, such Exhibit A;

(c)           All rights, titles and interests of Sellers in and to, or otherwise derived from, all presently existing and valid oil, gas, or mineral unitization, pooling, or communitization agreements, declarations, and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

(d)           All rights, titles, and interests of Sellers in and to the Material Contracts and all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(e)           All rights, titles, and interests of Sellers in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface tracts, surface leases and other surface rights, all Permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs (a), (b) and (c) above, or the treatment, storage, transportation, or marketing of production therefrom (or allocated thereto);

(f)           Subject to any third party rights, all of Sellers’ lease files, title opinions, production records, well files, accounting records (but not including general financial and accounting records attributable to Sellers or Sellers’ business), seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files, documents and records of every kind and description which relate to the properties described above (the “Records”); provided, however that Sellers may, at their expense, retain copies of any or all of the Records; and

(g)           To the extent transferable, all of Sellers’ right to enforce representations, warranties and indemnities under agreements with third parties in favor of Sellers respecting one or more of the properties and interests described in paragraphs (a), (b) and (c) above.

As used herein:  (i) “Oil and Gas Properties” means the properties and interests described in paragraphs (a), (b) and (c) above, save and except for any such properties or assets that are Excluded Assets; and (ii) “Properties” means the Oil and Gas Properties plus the properties and interests described in paragraphs (d), (e), (f) and (g) above, save and except for any such properties or assets that are Excluded Assets.

Section 1.2.                                Assets Excluded.

Notwithstanding anything herein contained to the contrary, the Properties do not include, and there is hereby excepted and reserved unto Sellers all other assets, properties, and business of Sellers, including the following:

(a)           Any accounts receivable or accounts payable accruing before the Effective Date;

(b)           All of Sellers’ right, title and interest in any oil, gas or mineral Leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas and other minerals not included within the area outlined in red on Exhibit A-1 and all oil, gas or other hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Sellers and are in storage or within processing plants;

(c)           Any rebate or refund of costs, Taxes, or expenses borne by Sellers or Sellers’ predecessors in title attributable to periods prior to the Effective Date;

(d)           Any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(e)           Any and all proceeds from settlements with regard to reclassification of oil or gas produced from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

(f)           All contracts of insurance;

(g)           All claims (including insurance claims) and causes of action of Sellers against one or more third parties arising from acts, omission, or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

(h)           All limited liability company, financial, tax, and legal (other than title) books and records of Sellers;

(i)           Any geological, geophysical or seismic data, materials, or information, including maps, interpretations, records, or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials, or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement, or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party; provided, however, that if any such data, materials, or information is (i) restricted or disclosure is prohibited, at Buyer’s option (A) Sellers shall use Reasonable Best Efforts to cause such restrictions or prohibitions to be removed or waived so that such data, materials or information might be transferred to Buyer, and Buyer will reimburse Sellers for any third-party expense incurred by Sellers in connection therewith, or (B) Sellers shall transfer to Buyer such restricted geological, geophysical or other information in accordance with the Participation Option Agreement; and (ii) transferable upon payment of a fee or other consideration, such data, materials, or information shall be transferred to Buyer subject to the payment by Buyer of such fee or other consideration;

(j)           All share drive and accounting servers related to the Properties regardless of where such servers are located;

(k)           All of Sellers’ accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property;

(l)           All documents and instruments of Sellers that are protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties and all documents and instruments related to any matters in Sellers Disclosure Schedule);

(m)           All of the other properties, interests and assets described on Exhibit B, together with any rights, liabilities, or obligations associated with such assets;

(n)           The Existing Hedges and all hedging transactions and any gains or losses attributable to any hedging activities;

(o)           Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

(p)           All bonds, letters of credit and guarantees if any, posted by Sellers or any Affiliate with any Governmental Authority or third person and relating to the Properties;

(q)           All (i) correspondence or other documents or instruments of Sellers relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of Sellers or the Properties compiled by Sellers, (iii) bids submitted to Sellers by other prospective purchasers of Sellers or the Properties, (iv) analyses by Sellers or any Affiliates thereof submitted by other prospective purchasers of Sellers or the Properties, and (v) correspondence between or among Sellers or their Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Sellers or the Properties;

(r)           Eighty percent (80%) of Sellers’ total interest in (i) the wellbore of the Weber 3-4 Well (API # 01522984A) in Section 4-6N-9W of Caddo County, Oklahoma and (ii) the McGuire 1-24 Well (API # 05123416) in Section 24-3N-8W of Grady County, Oklahoma, together with the right to deepen, sidetrack, recomplete or drill a replacement for either of the foregoing; and

(s)           All rights, titles, interests and obligations retained by Sellers or granted to Sellers pursuant to that certain Participation Option Agreement further described herein.

The properties and interests specified in the foregoing paragraphs (a) through (s) of this Section 1.2 are herein collectively called the “Excluded Assets”.  It is understood that certain of the Excluded Assets may not be embraced by the term “Properties”.  The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and may not be used to interpret the meaning of any word or phrase used in describing the Properties.

ARTICLE II

Purchase Price

Section 2.1.                                Purchase Price.

In consideration of the sale of the Properties by Sellers to Buyer, Buyer shall pay to Sellers cash in the amount of One Hundred Eighty Five Million Dollars ($185,000,000.00) (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

Section 2.2.                                Accounting Adjustments.

(a)           Subject to Section 2.2(b), and in addition to other adjustments to the Purchase Price provided for in this Agreement including, without limitation, adjustments due to Title Defects and/or Environmental Defects or the exclusion of certain Oil and Gas Properties from this transaction or from assignment at Closing, appropriate adjustments shall be made between Buyer and Sellers so that:

(i)           all expenses (including all drilling costs, all capital expenditures, and all overhead administrative charges under applicable operating agreements, and all other operating costs actually charged by third parties) for work done in the operation of the Properties on or after the Effective Date will be borne by Buyer, and all proceeds (net of applicable gathering and transportation charges deducted or netted by the purchaser of production, as well as production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced from the Oil and Gas Properties on or after the Effective Date will be received by Buyer, and

(ii)           all expenses for work done in the operation of the Properties, or otherwise attributable to the ownership or operation of the Properties, before the Effective Date will be borne by Sellers and all proceeds (net of applicable gathering and transportation charges deducted or netted by the purchaser of production, as well as production, severance, and similar Taxes) from the sale of oil, gas, or other minerals produced therefrom before the Effective Date will be received by Sellers.

(b)           It is agreed that, in making the adjustments contemplated by Section 2.2(a):

(i)           Oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks, but without taking into account tank bottom sediment and water,  located on the Oil and Gas Properties (or located elsewhere but used to store oil produced from the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be measured, gauged or strapped by the parties on the Effective Date; the intent being that the oil in storage above the pipeline connection or through the meters on the pipelines prior to the Effective Date shall belong to Sellers, and the oil placed in such storage facilities from and after the Effective Date and oil production upstream of the production meter charts shall belong to Buyer.

(ii)           ad valorem Taxes assessed with respect to a period which begins before and ends on or after the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date),

(iii)           the Purchase Price will be adjusted by the value of any natural gas Imbalances, such value to be derived by multiplying the net overproduced or net underproduced Imbalance volumes as of the Effective Date by $3.00 per Mcf so that the Purchase Price will be adjusted upward if there is a net underproduced Imbalance or adjusted downward if there is a net overproduced Imbalance.

(iv)           no consideration shall be given to the local, state, or federal income tax liabilities of any party.

Section 2.3.                                Closing and Post-Closing Accounting Settlements.

(a)           No later than three (3) business days prior to the Closing Date, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2. If the amount of adjustments so determined which would result in a credit to Buyer exceeds the amount of adjustments so determined which would result in a credit to Sellers, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Sellers, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

(b)           On or before 120 days after Closing, Buyer and Sellers shall review any additional information which may then be available pertaining to the adjustments provided for in Section 2.2, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers. Following such additional adjustments, no further adjustments to the Purchase Price shall be made under this Section 2.3.

(c)           If a dispute arises under Section 2.3(b) with respect to any additional adjustments (an “Accounting Dispute”) that the parties have been unable to resolve prior to the end of the 120 day period in Section 2.3(b) above, then, at the written request of either Sellers or Buyer (the “Request Date”), each of Sellers and Buyer shall nominate and commit one of their senior officers to meet at a mutually agreed time and place not later than ten days after the Request Date to attempt to resolve same.  If such senior officers have been unable to resolve such Accounting Dispute within a period of 30 days after the Request Date, any party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to an independent public accounting firm mutually agreeable to the parties, which firm shall serve as sole arbitrator (the “Accounting Referee”).  The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and each party’s corresponding calculation of the adjustments pursuant to Section 2.2.  The Accounting Referee shall be instructed by the parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of the Accounting Dispute to the Accounting Referee.  The decision and award of the Accounting Referee shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.  The fees and expenses of the Accounting Referee shall be borne equally by Sellers and Buyer.

Section 2.4.                                Payment of Adjusted Purchase Price.

The Adjusted Purchase Price shall be paid to Sellers as follows:

(a)           Within one Business Day after the execution and delivery of this Agreement, Buyer shall tender to Sellers cash equal to five percent (5%) of the Purchase Price as a deposit (such amount, together with all interest earned thereon, the “Deposit”).  The Deposit is considered and recognized by Sellers and Buyer as an earnest money deposit on the Purchase Price and as security for Buyer’s performance hereunder.  The Deposit shall (i) be applied against the Adjusted Purchase Price owing by Buyer at the Closing pursuant to Section 2.4(b), (ii) retained by Sellers pursuant to Section 10.2 or (iii) returned to Buyer pursuant to Section 10.2, as applicable.

(b)           At the Closing, Buyer shall pay to Sellers cash equal to the Adjusted Purchase Price less the Deposit.

(c)           All cash payments by Buyer pursuant to this Section 2.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers, as applicable.

Section 2.5.                                Allocation of Purchase Price.

(a)           Buyer has used its reasonable business judgment to  allocate the Purchase Price among the Oil and Gas Properties on Exhibit C.

(b)           On or before the Closing Date, the Buyer and Sellers shall agree in writing as to the allocation of the Adjusted Purchase Price among the Properties under the methodology required by Section 1060 of the Code.  Such agreed allocation shall be set forth on Schedule 2.5 attached hereto.  The Buyer and Sellers shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with such allocation.  If, contrary to the intent of the parties hereto as expressed in this Section 2.5, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 2.5, Buyer and Sellers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

ARTICLE III

The Closing

The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Sellers at 600 Travis Street, Suite 5100, Houston, Texas 77002, at 10:00 a.m. (local Houston, Texas time) on August 15, 2008, or (ii) on an earlier date, at Buyer’s discretion, after the completion of Buyer’s title and environmental due diligence pursuant to Article VIII, but no earlier than five (5) Business Days after the date of Buyer’s written notice delivered to Sellers in accordance with Section 12.1 below, or (iii) at such other time or place or on such other date as the parties hereto shall agree.  The date on which the Closing is required to take place is herein referred to as the “Closing Date”.  All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV

Representations and Warranties of Sellers

Except as provided in Sellers Disclosure Schedule, Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 4.1.                                Organization and Existence.

Each Seller is a limited liability company or corporation duly formed and validly existing under the laws of the State of Delaware or State of Oklahoma.

Section 4.2.                                Power and Authority.

Each Seller has all requisite corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Sellers in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Sellers of this Agreement and each other agreement, instrument, or document executed or to be executed by Sellers in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Sellers.

Section 4.3.                                Valid and Binding Agreement.

This Agreement has been duly executed and delivered by Sellers and constitutes, and each other agreement, instrument, or document executed or to be executed by Sellers in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Sellers and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Sellers, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4.                                Non-Contravention.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, neither the execution, delivery, and performance by Sellers of this Agreement and each other agreement, instrument, or document executed or to Sellers’ Knowledge to be executed by Sellers in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of Sellers’ Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any lease, contract, agreement, or other instrument or obligation to which Sellers are a party or by which Sellers or any of their properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Sellers, or (d) violate any Applicable Law binding upon Sellers, except, in the instance of clause (b) or clause (c) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5.                                Approvals.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties and except for approvals required to be obtained from Governmental Entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are obtained post-closing, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Sellers in connection with the execution, delivery, or performance by Sellers of this Agreement, each other agreement, instrument, or document executed or to be executed by Sellers in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings, or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6.                                Litigation.

Except as listed on Section 4.6 of the Sellers Disclosure Schedule, there are no Proceedings pending or, to Sellers’ Knowledge, threatened, against or affecting Sellers or the Properties (including any actions challenging or pertaining to Sellers’ title to any of the Properties), or affecting the execution and delivery of this Agreement by Sellers or the consummation of the transactions contemplated hereby by Sellers.

Section 4.7.                                Contracts.

Section 4.7 of the Sellers Disclosure Schedule lists all Material Contracts.  None of the Sellers is in default under any Material Contract except as disclosed on Section 4.7 of the Sellers Disclosure Schedule and except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  To Sellers’ Knowledge, all Material Contracts are in full force and effect.  Except as disclosed on Section 4.7 of the Sellers Disclosure Schedule, there are no futures, options, swaps or other derivatives with respect to the sale of production that will be binding on Sellers or the Properties after the Effective Date.  Except as disclosed on Section 4.7 of Sellers Disclosure Schedule, as of the date identified on such Schedule, there were no contracts for the purchase, sale or exchange of oil, gas or other hydrocarbons produced from or attributable to the Oil and Gas Properties that will be binding on the Buyer, the Sellers or the Oil and Gas Properties after the Effective Date that Buyer will not be entitled to terminate at will (without penalty) on thirty (30) days notice or less.  No notice of default or breach has been received or delivered by any Seller under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by any Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract.

Section 4.8.                                Commitments, Abandonments or Proposals.

Except as listed on Section 4.8 of the Sellers Disclosure Schedule (a) no proposals are currently outstanding by Sellers or other working interest owners to drill additional wells, or to deepen, plug back, sidetrack or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operations of existing wells on the Oil and Gas Properties, except for operations which would require capital expenditures for such single operation, net to Sellers’ interest, of less than $100,000, and (b) no pooling proceedings are currently pending by Sellers or other working interest owners before the Oklahoma Corporation Commission with respect to the Oil and Gas Properties, except for pooling proceedings which, if Sellers participated in the proposed operation, would require capital expenditures, net to Sellers’ interest, of less than $100,000.

Section 4.9.                                Production Sales Contracts.

There exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts (in this Section, the

“Scheduled Production Sales Contracts”) disclosed in Section 4.9 of the Sellers Disclosure Schedule or (b) agreements or arrangements which are cancelable on thirty (30) days notice or less without penalty or detriment.  To Sellers’ Knowledge, during Sellers’ Period of Ownership, all proceeds from the sale of Hydrocarbons from the Oil and Gas Properties are being received (without offset, abatement or reduction) by Sellers in a timely manner and are not being held in suspense, except for such instances which would not reasonably be expected to have a Material Adverse Effect on Sellers or the Properties taken as a whole.

Section 4.10.                                Plugging and Abandonment.

To Sellers’ Knowledge, except for wells listed in Section 4.10 of the Sellers Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned in accordance with Applicable Law.

Section 4.11.                                Permits.

Sellers have all Permits necessary or appropriate to own and where Seller operates, operate the Oil and Gas Properties as presently being owned and operated, except for such Permits the absence of which would not be reasonably expected to have a Material Adverse Effect, and to Sellers’ Knowledge, such Permits are in full force and effect.  Except as set forth in Section 4.11 of the Sellers Disclosure Schedule, Sellers have not received written notice of any violations in respect of any Permits and to Sellers’ Knowledge, there are no violations in respect of any Permit and no one has communicated to Sellers that there are any violations in respect of any Permit, except for such violations which would not reasonably be expected to have a Material Adverse Effect.

Section 4.12.                                Payment of Expenses.

All expenses (including all bills for labor, materials, and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem, and other similar Taxes) relating to the ownership or operation by Sellers of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by Sellers, except such expenses and Taxes as are disputed in good faith by Sellers and for which an adequate accounting reserve has been established by Sellers.  Sellers are not delinquent with respect to their obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Properties.

Section 4.13.                                Compliance with Laws.

To Sellers’ Knowledge, the ownership and operation of the Properties operated by Sellers have been in compliance with all Applicable Laws.  Notwithstanding the foregoing, this Section 4.13 does not relate to environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects), it being agreed that such matters are covered by and dealt with in Section 4.17 and Article VIII, exclusively.

Section 4.14.                                Imbalances; Prepayments.

Section 4.14 of the Sellers Disclosure Schedule sets forth all Imbalances as of the date set forth in such Section with respect to the Oil and Gas Properties.  Sellers are not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in Exhibit C), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.15.                                Intellectual Property.

To Sellers’ Knowledge, Sellers own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations, and other technical information used by Sellers in connection with their ownership and operation of the Properties as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 4.16.                                Taxes.

(a)           Except as set forth in Section 4.16 of the Sellers Disclosure Schedule, all ad valorem and severance Taxes due and payable for the Properties have been timely paid in accordance with Applicable Laws and are not delinquent, or if not paid, are being contested in good faith by one or more of the Sellers.

(b)           With respect to all Taxes related to the Properties, (i) all material Tax Returns relating to the Properties required to be filed on or before the Effective Date by Sellers with respect to any Taxes for any period ending on or before the Effective Date have been timely filed with the appropriate Governmental Entity, (ii) to Sellers Knowledge, such Tax Returns are true and correct in all respects, and (iii) all Taxes reported on such Tax Returns have been paid or provided for, except those being contested in good faith.

(c)           With respect to all Taxes related to the Properties (i) there are not currently in effect any extension or waiver by Sellers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Properties, and (ii) there are no administrative Proceedings or lawsuits pending against the Sellers with respect to the Properties by any taxing authority.

(d)           Neither Seller was bound as of the Effective Date or will be bound at Closing by any tax partnership agreement binding upon Sellers that would preclude Sellers form being entitled to dispose of the property.

Section 4.17.                                Environmental Matters.

Sellers have not received any notification of, individually or in the aggregate, any pending or threatened investigation, claim, penalty or action by any Governmental Entity or other Person relating to the environmental condition of the Properties, and to Sellers’ Knowledge (a) there has been no release or threat of release of any Hazardous Substance (as the terms “release” and “Hazardous Substance” are defined under Environmental Laws) on or from any of the Properties, or as a consequence of Sellers’ operations or activities on the Properties, or any of them, prior to the date of this Agreement, or (b) no condition exists on or under any of the Properties as of the date of this Agreement which could have a Material Adverse Effect on Sellers and/or the Properties taken as a whole.

Section 4.18.                                Preferential Purchase Rights and Required Consents.

To Sellers’ Knowledge, all preferential purchase rights which may pertain to the transfer of the Properties to Buyer and all requirements that consent be obtained from third parties prior to assignment of the Properties to Buyer are set forth on Section 4.18 of the Sellers’ Disclosure Schedule.

Section 4.19.                                Payment of Burdens on Production.

To Sellers’ Knowledge, during Sellers’ Period of Ownership of Oil and Gas Properties operated by Sellers, all delay rentals, shut-in payments, lease extension payments, royalties, excess royalties, overriding royalty interests, production payments, net profits interests and other payments due under or with respect to production from the Properties have been properly and timely paid, except for (i) suspended revenues to be disclosed to Buyer pursuant to Section 7.11 below, and/or (ii) such failures to properly or timely pay which would not be reasonably expected to have a Material Adverse Effect.

Section 4.20.                                Fees and Commissions.

 Buyer will have no responsibility for payment of any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Sellers.

Section 4.21.                                Disclaimer of Warranties.

Other than those expressly set out in this Article IV, Sellers hereby expressly disclaim any and all representations or warranties with respect to the Properties or the transactions contemplated hereby.  Subject to and without in any manner affecting or diminishing Sellers’ indemnity obligations under Section 11.2 below, Buyer agrees that the Properties are otherwise being sold by each Seller “where is” and “as is”, with all faults.  Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that Sellers have not made, and Sellers hereby expressly disclaim, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the title or condition of the Properties (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF

ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”), OR (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF.  SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (B) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (C) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (D) EXCEPT AS PROVIDED IN SECTIONS 4.13 AND/OR 4.14, IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (E) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (F) EXCEPT AS PROVIDED IN SECTION 4.17, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (G) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, (H) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLERS OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES, OR (I) ANY PORTION OF THE PROPERTIES OTHER THAN THE PORTIONS OF THE PROPERTIES BEING SOLD OR CONVEYED BY THAT PARTICULAR SELLER. ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLERS PURSUANT TO SECTION 6.1 OR UNDER OTHER PROVISIONS OF THIS AGREEMENT ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

Section 4.22.                                Disclosures.

The matters set forth on the Sellers Disclosure Schedule are not necessarily matters that Sellers are required to disclose or matter that would constitute a breach of any representation or warranty had such matters not been disclosed.

ARTICLE V

Representations and Warranties of Buyer

Section 5.1.                                Organization and Existence.

Buyer is a corporation, duly organized, legally existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in each of the states in which Oil and Gas Properties are located where the laws of such state would require a corporation owning the Oil and Gas Properties located in such state to so qualify.  Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Oil and Gas Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby.

Section 5.2.                                Power and Authority.

Buyer has full corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.

Section 5.3.                                Valid and Binding Agreement.

This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4.                                Non-Contravention.

Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to Buyer’s Knowledge to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, or any lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer, except, in the instance of clauses (ii) and (iii) above, for which any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5.                                Approvals.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except, for such consents, approvals, orders, authorizations, declarations, filings, or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6.                                Pending Litigation.

There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7.                                Knowledgeable Purchaser.

Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase.  Buyer is an “accredited investor,” as defined in Regulation D promulgated pursuant to the Securities Act, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.   In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied only on Sellers’ representations and warranties under Article IV and its own independent due diligence investigation of the Properties.  Buyer acknowledges that it has been advised by and has relied on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties and the value thereof.

Section 5.8.                                Funds.

Buyer has, and at Closing Buyer will have sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to Sellers at the Closing and otherwise consummate the transactions contemplated hereby.

Section 5.9.                                Fees and Commissions.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

Certain Covenants of Sellers Pending Closing

Section 6.1.                                Access to Files.

Subject to the terms of the Confidentiality Agreement and Article IX, from the date hereof until the Closing Date, Sellers will give Buyer, and its attorneys and other authorized representatives, access at all reasonable times and in a manner so as to not interfere with the normal business operations of the Sellers to the Properties and to any contract files, lease or other title files, production files, well files, and other files of Sellers pertaining to the ownership or operation of the Properties, and Sellers will use their Reasonable Best Efforts to arrange for Buyer, and its attorneys and other representatives, to have access to any such files in the office of Sellers.

Section 6.2. Conduct of Operations.

From the date hereof until the Closing Date, Sellers will (i) continue the routine operation of the Oil and Gas Properties in the ordinary course of business as previously conducted prior to the date of this Agreement; (ii) continue the routine renewal of Leases scheduled to expire on or before the Closing Date, the costs associated with such Lease renewal program being allocated between the parties as of the Effective Date; (iii) fulfill all contractual obligations and conditions imposed on Sellers respecting the Oil and Gas Properties in the ordinary course of business as previously conducted including, without limitation, the timely payment of royalties, delay rentals, shut-in royalty payments and other payments required under Leases and Material Contracts; (iv) operate the Oil and Gas Properties in material compliance with all Applicable Laws and Environmental Laws and Material Contracts, and (v) continue in the ordinary course of business with all approved capital expenditures respecting the Oil and Gas Properties.  Without expanding any obligations that Sellers may have to Buyer, it is expressly agreed that Sellers shall never have any liability to Buyer with respect to operation of an Oil and Gas Property greater than that which it might have as the operator to a non-operator under Applicable Law and under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement).

Section 6.3. Restrictions on Certain Actions.

From the date hereof until the Closing Date, Sellers will not, without Buyer’s prior written consent in connection with the Properties:

(a)           expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Sellers to expend funds), or otherwise incur any other obligations or liabilities, other than to pay expenses or to incur liabilities in the ordinary course of business as previously conducted prior to the date of this Agreement in connection with operation of the Properties after the Effective Date, except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(b)           except where necessary to prevent the termination of a Lease or other material agreement governing Sellers’ interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties (and Sellers agree that they will advise and seek Buyer’s direction as to any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c)           sell, transfer, or abandon any portion of the Properties other than items of materials, supplies, machinery, equipment, improvements, or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties);

(d)           voluntarily relinquish operations of any Oil and Gas Property currently operated by Sellers to anyone other than Buyer; or

(e)           release (or permit to terminate), or modify or reduce its rights under, any Lease forming a part of the Oil and Gas Properties, or any Material Agreement, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Sellers with notice of thirty (30) days or less.

Section 6.4. Lease Renewals and Top Leasing.

As provided in Section 6.2 above, Sellers will continue the routine renewal of Leases scheduled to expire on or before the Closing Date, except as to any such Leases as the parties agree not to renew.  Sellers recognize the importance to Buyer that no Leases lapse that are scheduled to expire in the 2008 calendar year.  Accordingly, Sellers covenant and agree that Buyer shall have the right to top lease any Lease that Sellers fail to timely renew, or, any other Lease that is scheduled to expire on or before December 31, 2008.  Should Buyer incur lease bonus or other expenses in connection with a top lease that proved necessary due to Sellers’ failure to renew a Lease expiring on or before the Effective Date, Buyer shall receive a credit against the Purchase Price at Closing equal to Buyer’s third-party expenses incurred in acquiring such top lease.  Should the purchase and sale contemplated in this Agreement fail to occur for any reason other than the breach or failure to perform by Sellers, Sellers shall have the right, but not the obligation, to purchase from Buyer any and all top leases acquired by Buyer under this Section 6.4, which option shall be exercised (if at all) through Sellers’ delivery of written notice to Buyer within thirty (30) days from and after the termination of this Agreement.  If Sellers timely exercise such option, Buyer will assign such top leases to Sellers upon Sellers’ cash payment to Buyer of Buyer’s third-party costs incurred in Buyer’s purchase of such top leases.

Section 6.5. Payment of Expenses.

Sellers will cause all expenses (including all bills for labor, materials, and supplies used or furnished for use in connection with the Properties and all severance, production, and similar Taxes) relating to the ownership or operation of the Properties prior to the Effective Date to be promptly paid and discharged, except for expenses disputed in good faith and respecting which Sellers have agreed to remain responsible and hold Buyer harmless with respect thereto.

Section 6.6. Preferential Rights and Third Party Consents.

Sellers will use Reasonable Best Efforts to request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignment be obtained, which are identified in Section 4.18 of the Sellers Disclosure Schedule.  Sellers shall have no obligation to assure that such waivers are obtained, and if all such waivers (or any other waivers of preferential rights to purchase or requirements that consent be obtained to assignment, even if the same are not listed on such Section 4.18) are not obtained, Buyer may treat any waiver which is not obtained as a matter which causes Sellers’ title to not be sufficient to meet the standards set forth in Article VIII (except the following shall not apply: (i) the $50,000 threshold provided for in Section 8.1(c), (ii) Section 8.1(d)(iii)(B), and (iii) Section 8.4(a)); provided, however, that if the unobtained waiver is a waiver of a preferential right to purchase, and if both Buyer and Sellers agree to the treatment of such matter (and agree upon an appropriate allocation of the Purchase Price), Sellers will tender (at the agreed allocated portion of the Purchase Price) the required interest in the Property affected by such unwaived preferential right to purchase to the holder, or holders, of such right who have elected not to waive such preferential right to purchase, and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the amount paid, or to be paid, by the party exercising such preferential right to purchase (and Sellers shall collect such amount from such purchaser).

ARTICLE VII

Additional Pre-Closing and Post-Closing Agreements of Both Parties

Section 7.1.                                Reasonable Best Efforts.

Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 7.2.                                Notice of Litigation.

Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement, the Properties or the transactions contemplated hereby, and (ii)  Sellers, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Sellers which affects this Agreement, the Properties or the transactions contemplated hereby.

Section 7.3.                                Notification of Certain Matters.

Until the Closing, Sellers shall give prompt notice to Buyer of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Sellers’ Knowledge, would be likely to cause any representation or warranty made by Sellers in Article IV to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Sellers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Sellers hereunder prior to Closing.  Until the Closing, Buyer shall give prompt notice to Sellers of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.  The delivery of any notice pursuant to this Section 7.3 shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article IX, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4.                                Fees and Expenses.

(a)           Except as otherwise provided herein, (i) all fees and expenses incurred in connection with this Agreement by Sellers will be borne by and paid by Sellers, and (ii) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

(b)           All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment and other instruments required to convey title to the Properties to Buyer shall be borne by Buyer.  Buyer shall assume responsibility for, and shall bear and pay, any applicable state sales and use Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions contemplated by this Agreement.

Section 7.5.                                Public Announcements.

Except as may be required by Applicable Law, neither Buyer nor Sellers shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter).  Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other parties.

Section 7.6.                                Casualty Loss Prior to Closing.

In the event of damage by fire or other casualty to any of the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Sellers shall otherwise agree) in such event:

(a)           as to each such Property so damaged which is an Oil and Gas Property, then, at Seller’s election, either (i) such Property shall be treated as if it had an asserted Title Defect associated with it and the procedure provided for in Article VIII shall be applicable thereto (except the following shall not apply: (A) the $50,000 threshold provided for in Section 8.1(c), (B) Section 8.1(d)(iii)(B), and (C) Section 8.5(a)), or (ii) the Purchase Price will not be adjusted, and if Sellers should be entitled to make any claims under any insurance policy with respect to such damage, Sellers shall, at its election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims,

(b)           as to each such Property which is other than an Oil and Gas Property, Sellers shall, at its election, either collect (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price, and

(c)           notwithstanding paragraphs (a) and (b) above, should Sellers make any claim under applicable insurance policies but the monies recoverable under such policies (i) are less than the full Allocated Value for the Property affected by the casualty, in the case of a total loss, or (ii) are insufficient to compensate Buyer for the diminution in value to the Property affected by the casualty, in the case of a partial loss (in either case, a “Casualty Deficit”), the parties agree that Buyer shall be entitled at Closing to a credit against the Purchase Price equal to the Casualty Deficit.  If Sellers and Buyer are unable to agree as to the monetary amount constituting a Casualty Deficit (in the case of partial losses only), such matters shall be considered a Defect Dispute to be resolved by the Independent Expert pursuant to Section 8.3 below.

Section 7.7.                                Governmental Bonds.

At or prior to Closing, Buyer shall deliver to Sellers evidence that Buyer has completed all action necessary to permit Buyer to post bonds or other security immediately following the Closing with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own, and where appropriate, operate, the Properties.

Section 7.8.                                Assumed Obligations.

At Closing, Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations.

Section 7.9. Operational Transition.

IT IS RECOGNIZED THAT THERE IS NO ASSURANCE GIVEN BY SELLERS THAT BUYER SHALL SUCCEED SELLERS AS OPERATOR OF ANY OIL AND GAS

PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS LOCATED THEREON, but Sellers shall cooperate with Buyer to see that Buyer shall succeed Sellers as operator of all the Sellers operated properties, by: (a) delivering at Closing, signed counterparts of letters addressed to non-operating working interest owners of the Sellers operated Oil and Gas Properties advising them of the sale of those Oil and Gas Properties by Sellers to Buyer; and seeking such owners’ consideration of Buyer’s selection as successor to Seller as operator, and (b) executing applicable change of operator forms in favor of Buyer for filing with the applicable Governmental Agencies.

Section 7.10. Books and Records.

At or promptly after Closing, but in no event later than 30 days after the Closing, Sellers will deliver to Buyer, at Sellers’ expense, all related books and records that are a part of the Properties to a location designated by Buyer; provided that Buyer shall pay any expenses incurred by Sellers with respect to any electronic transfers or conversions of Sellers’ records.  Sellers (or its Affiliates) shall have the right to have reasonable access during Buyer’s reasonable and customary business hours to inspect and copy (at Sellers’ or such Affiliate’s expense) the books and records so delivered under this Section 7.10 for the six-year period commencing on the Closing Date.

Section 7.11. Suspended Funds.

As soon as practicable after the Closing Date, but no later than 60 days thereafter, Sellers shall provide to Buyer a listing in Excel spreadsheet format, showing all proceeds from production attributable to the wells which are currently held in suspense by Sellers and the reason for suspending such proceeds, and shall transfer to Buyer all those suspended proceeds (the “Suspended Proceeds”).  Thereafter, Buyer shall be responsible for proper distribution of the Suspended Proceeds to the parties lawfully entitled to them to the extent and only to the extend of Suspended Proceeds, except Sellers shall remain liable for (i) interest and penalties, if any, associated with the Suspended Proceeds for failure, prior to the Closing Date, to escheat such Suspended Proceeds to the applicable Governmental Entities in accordance with Applicable Law, and (ii) damages, costs and expenses arising from claims by third parties that the Suspended Proceeds were wrongfully or improperly placed in suspense by Sellers.

Section 7.12. Letters-in-Lieu.

At Closing, Sellers shall execute and deliver letters in lieu of transfer orders (or similar documentation) in form reasonably acceptable to Buyer and Sellers.

Section 7.13. Logos and Names.

As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Sellers and all variations and derivatives thereof and logos relating thereto from the Properties.

Section 7.14.    Further Assurances.

At the Closing, and from time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 7.15. Participation Option Agreement.

As additional consideration for the sale of the Assets from Sellers to Buyer, Buyer and Sellers agree to execute a Participation Option Agreement in a form to be mutually agreed upon by the parties no later than ten (10) Business Days after the date of this Agreement (the “Participation Option Agreement”), granting Sellers an election at casing point to acquire 1/8th of Buyer’s working interest in certain qualifying wells (as further and more specifically described in the Participation Option Agreement).

Section 7.16.                                Financial Information.

(a)           Sellers will use its Reasonable Best Efforts to provide to Buyer (and Buyer’s auditors and accountants), as soon as practicable after the date of this Agreement, but no later than October 30, 2008, statements of revenues and direct operating expenses, and reserve reports for the business and operations conducted by Sellers relating to the Properties for Sellers’ Period of Ownership, conforming with the rules of the Securities and Exchange Commission.  Sellers will provide suitable electronic detail in the form of reserve reports and lease operating statements by Property.  Sellers will provide to Buyer any additional financial information related to the Properties given to Sellers by Dominion Exploration & Production, Inc. (or its Affiliates) that is readily available to Sellers; provided, however, that Sellers will have no obligation to seek any additional financial information related to the Properties from Dominion Exploration & Production, Inc. (or its Affiliates).

(b)           Sellers shall afford to Buyer and any of its Affiliates, and their respective accountants, counsel and representatives full access during normal business hours for three years following the Closing Date to all of Sellers’ financial and accounting records, and contracts and other documentation reasonably related thereto, to the extent (i) such records and other information are not part of the books and records of Sellers delivered to Buyer pursuant to this Agreement, and (ii) such records and other information are reasonably necessary for Buyer and any of its Affiliates in connection with (A) the preparation of pro forma financial statements related to the transactions contemplated by this Agreement, (B) the preparation of any report or other filing required for compliance with federal or state securities laws, including prospectuses or offering memoranda relating to securities offerings, by Buyer or any of its Affiliates, (C) a subsequent audit of the financial statements of Sellers in connection with a change in external audit firms, (D) a subsequent restatement of the financial statements of the financial statements of Sellers, or (E) any inquiry, investigation or legal proceeding by any Governmental Authority related to the financial statements of Sellers; provided that Buyer and its Affiliates may not waive any legal or other privilege in connection with any such inquiry, investigation, or legal proceeding.

(c)           Buyer shall promptly pay and/or reimburse Sellers for all out-of-pocket costs incurred in connection with the preparation and provision of any financial information provided pursuant to this Section 7.16.

Section 7.17.                                Hedging of Production.

Sellers shall, at Buyer’s request and in close coordination with Buyer, enter into transferable hedges under terms acceptable to Buyer respecting not less than seventy-five (75%) of the daily oil and natural gas production from the Oil and Gas Properties with the Bank of America, N.A. or other hedging counterparty acceptable to Buyer.  The parties understand and agree that (i) such hedging arrangements shall not be undertaken without the prior approval of Buyer, (ii) such hedging arrangements shall be at no cost to Sellers, and (iii) such hedging arrangements shall be coordinated to take effect upon termination of the Existing Hedges.

ARTICLE VIII

Due Diligence Examination

Section 8.1.                                Title Due Diligence Examination.

(a)           From the date of this Agreement until 5:00 p.m. (local time in Houston, Texas) five (5) Business Days prior to the Closing (the “Examination Period”), Sellers shall afford to Buyer and its authorized representatives reasonable access during normal business hours and in a manner so as to not unduly interfere with the normal business operations of the Sellers to the office, personnel and books and records of Sellers in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties in order to determine whether Title Defects (as defined below) exist (“Buyer’s Title Review”).  Such books and records shall include all title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Sellers, excluding, however, any information that Sellers are prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by Buyer, Sellers shall use their Reasonable Best Efforts to obtain a waiver of any such restrictions in favor of Buyer.  The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

(b)           If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Title Defect.  To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith.  Buyer will provide Sellers with Title Defect Notices, if any, as soon as practicable upon discovery and will use Reasonable Best Efforts to provide Sellers with updates of any alleged Title Defects.  Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of such effective Title Defect Notice from Buyer, Sellers shall, in addition to the remedies set forth in Section 8.1(c) (the “Remedies for Title Defects”), use Sellers’ Reasonable Best Efforts to cure such Title Defect at any time prior to the Closing.  The Oil and Gas Property affected by such uncured Title Defect shall be a “Title Defect Property”.

(c)           With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article VIII, by the Title Defect Amount with respect to such Title Defect Property.  The “Title Defect Amount” shall mean, with respect to a Title Defect Property, and except in connection with Section 8.1(d)(i)(D), the amount in excess of $50,000 by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)           The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the “Allocated Value” (as set forth in Exhibit C attached hereto) of the Oil and Gas Property subject to such Title Defect, the portion of the Oil and Gas Property subject to such Title Defect, and the legal effect of such Title Defect on the Oil and Gas Property affected thereby; provided, however, that:  (A) if such Title Defect is in the nature of Sellers’ Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth in Exhibit C hereto, then the Title Defect Amount shall equal the Allocated Value for the relevant Oil and Gas Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)           If the Title Defect results from any matter not described in Section 8.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d)           As used in this Section 8.1:

(i)           “Defensible Title” means, as of the date of this Agreement and the Closing Date (and all periods in between), with respect to the Oil and Gas Properties, such record title and ownership by Sellers that:

(A)           entitles Sellers to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit C as Sellers’ Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from each Lease comprising such Oil and Gas Property as set forth in Exhibit C, through plugging, abandonment, and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(B)           obligates Sellers to bear not greater than the percentage set forth in Exhibit C as Sellers’ Working Interest of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(C)           is free and clear of all Liens, except Permitted Encumbrances;

(D)           reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have either been obtained and complied with, or are deemed waived by Buyer pursuant to this Agreement, to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or Sellers incurring any liability.

(ii)         “Permitted Encumbrances” shall mean (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith and respecting which, should Sellers’ challenge of such Taxes prove unsuccessful, the responsibility for the same would be allocated to Buyer pursuant to Section 2.2(a)(i) above; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Sellers are not in default; (C) mechanic’s and materialman’s Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Sellers are not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) or affect the value of any property encumbered thereby; (E) all approvals required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein) or are deemed waived by Buyer under the Agreement; (G) Liens under the Credit Facility (provided such Liens are released at Closing); (H) Liens under the Existing Hedges (provided such Liens are released at Closing); and (I) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(iii)           “Title Defect” shall mean any particular defect in or failure of Sellers’ ownership of any Oil and Gas Property:  (A) that causes Sellers to not have Defensible Title to such Oil and Gas Property, (B) that has attributable thereto a Title Defect Amount in excess of $50,000 (except as otherwise provided for in Section 6.6 and Section 7.6(a)) and (C) regarding which a Title Defect Notice has been timely and otherwise validly delivered.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:  (A) defects or irregularities arising out of lack of corporate authorization; (B) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (C) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or immaterial irregularities or omissions of heirship Proceedings; (D) minor defects or irregularities in title which for a period of five years or more have not delayed or prevented Sellers (or Sellers’ predecessor) from receiving their Net Revenue Interest share of the proceeds of production and have not caused Sellers to bear a share of expenses and costs greater than its Working Interest share from each Lease, unit or Well; and (E) defects or irregularities resulting from or related to probate Proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more; provided, however, matters covered by subparagraphs (A), (C), (D) and (E) above shall constitute a Title Defect if Buyer provides Sellers with sufficiently clear evidence of an actual claim or the high probability of a claim of title made or being made by a third party based on such matter.

(e)           If Sellers and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 8.3 shall be applicable.

Section 8.2.                                Environmental Due Diligence Examination.

(a)           During the Examination Period, Buyer shall have the right, or the right to cause an environmental consultant reasonably acceptable to Sellers (“Buyer’s Environmental Consultant”), to conduct a Phase I environmental assessment of the Oil and Gas Properties and to conduct any further Phase I or other non-invasive environmental assessment of the Oil and Gas Properties it deems appropriate, to the extent Sellers have the authority to grant such right to Buyer. (“Buyer’s Environmental Review”).  No less than three Business Days prior to the proposed commencement date of Buyer’s Environmental Review, Buyer shall furnish Sellers written notice specifying the nature of the review and the estimated times and locations of Buyer’s site assessments.  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  No Person, other than Buyer’s Environmental Consultant and Buyer’s employees may conduct Buyer’s Environmental Review.  Sellers shall have the right to have representatives thereof present to observe Buyer’s Environmental Review conducted in Sellers’ offices or on Sellers’ properties.  Buyer agrees to conduct Buyer’s Environmental Review in a manner so as not to unduly interfere with the business operations of Sellers and in compliance with all Applicable Laws, and Buyer shall exercise due care with respect to Sellers’ properties and their condition.  If the initial environmental assessment of Buyer’s Environmental Consultant indicates the existence of a potential materially adverse environmental condition or Substantial Environmental Concern respecting any of the Oil and Gas Properties, Buyer shall notify Sellers and coordinate with Sellers all activities relating to a Phase II or additional environmental assessment of such Oil and Gas Property, unless Sellers elect to exclude the affected Oil and Gas Property from the sale contemplated by this Agreement, in which event the Purchase Price shall be reduced by the Allocated Value of the excluded Oil and Gas Property.

(b)           Prior to the Closing, unless otherwise required by Applicable Law, Buyer shall (and shall cause Buyer’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Sellers (unless so required under Applicable Law).  Prior to the Closing, unless otherwise required by Applicable Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice and Sellers, at Sellers’ expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Sellers, which Environmental Information shall become the sole property of Sellers.  Upon Sellers’ written request to Buyer, Buyer shall provide copies of the Environmental Information to Sellers without charge.

(c)           If Buyer or Buyer’s Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined), Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including (A) the specific Oil and Gas

Properties affected by or associated with such Environmental Defect, (B) if applicable, a site plan showing the location of all field notes and the field conditions observed, (C) the written conclusion of Buyer’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (D) if specified in the report of Buyer’s Environmental Consultant, a reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if applicable; (v) set forth Buyer’s good faith estimate of the Environmental Defect Value, including the basis for such estimate; and (vi) indicate if the Environmental Defect represents a Substantial Environmental Concern in the opinion of Buyer’s Environmental Consultant.  Any matters that may otherwise constitute Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 8.2.  Upon the receipt of such effective notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Sellers.  If Sellers and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, the provisions of Section 8.3 shall be applicable.

(d)           If any Environmental Defect described in a notice delivered in accordance with Section 8.2 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to Sections 8.3 and 8.5, by the Environmental Defect Value of such Environmental Defect.

(e)           As used in this Article VIII:

(i)           “Environmental Defect” shall mean, with respect to any given Oil and Gas Property, a violation of Environmental Laws in effect as of the Effective Date in the jurisdiction in which such Oil and Gas Property is located, an obligation under Environmental Laws to complete any corrective action at the Oil and Gas Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, (A) regarding which an Environmental Defect Notice has been timely and otherwise validly delivered, (B) that has an Environmental Defect Value attributable thereto in excess of $50,000, and (C) is not otherwise disclosed, in Section 8.2 of Sellers’ Disclosure Schedule.

(ii)           “Environmental Defect Value” shall mean the amount (A) the net present value of the reasonably estimated costs and expenses in excess of $50,000 to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, or (B) the net present value in excess of $50,000, of the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Sellers with respect thereto. The parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

(iii)           “Substantial Environmental Concern” shall mean any Environmental Defect for which Buyer’s Environmental Consultant estimates the cost of compliance, cure or remediation to exceed $2,500,000.

Section 8.3.                                Disputes Regarding Title Defects or Environmental Defects.

(a)           Disputes respecting Title Defects or Environmental Defects will be resolved under the provisions of Section 8.3(b) below, except for disputes relating to a Substantial Environmental Concern which will be treated in accordance with Section 8.4 below.  Section 8.3(b) shall only apply to a Substantial Environmental Concern with respect to disputes relating to whether such Substantial Environmental Concern has been remediated in accordance with Section 8.4(b).

(b)           If Sellers and Buyer are unable to reach an agreement as to whether a Title Defect or an Environmental Defect, other than a defect constituting a Substantial Environmental Concern, exists, or if it does exist, the Title Defect Amount or Environmental Defect Value attributable to such Title Defect or such Environmental Defect or disputes relating to the remediation of Substantial Environmental Concerns pursuant to Section 8.4(b) or Post-Closing Defects pursuant to Section 8.5(d) (a “Defect Dispute”), each party shall have the right to submit a Defect Dispute to an independent expert (the “Independent Expert”), who shall serve as sole arbitrator.  The Independent Expert shall be appointed by mutual agreement of Sellers and Buyer from among candidates (including lawyers) with experience and expertise in the area that is the subject of such Defect Dispute, and failing such agreement, such Independent Expert for such Defect Dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Defect Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  The Independent Expert shall be instructed by the parties to resolve such Defect Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 8.4.                                Substantial Environmental Concerns.

(a)           Any Oil and Gas Property affected by a Substantial Environmental Concern shall not be assigned to Buyer at Closing.  Sellers may elect to either (i) exclude such Oil and Gas Property from this transaction and if Sellers so elect, the Allocated

Value of the Oil and Gas Property to which the Substantial Environmental Concern pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing, or (ii) attempt to Cure the Substantial Environmental Concern.  If Sellers elect to attempt to Cure such defect, the Allocated Value of the Oil and Gas Property shall be deducted from the Adjusted Purchase Price and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Buyer and Sellers (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Sellers (the “Defects Escrow Agreement”).

(b)           Sellers shall have a period of 180 days within which to cure a Substantial Environmental Concern.  If Sellers and Buyer mutually agree that a Substantial Environmental Concern affecting an Oil and Gas Property has been Cured, then within two Business Days after such determination, Sellers shall assign such Oil and Gas Property to Buyer by assignment substantially in the form of Exhibit D and the Allocated Value of such Oil and Gas Property (together with any interest earned thereon) shall be released from the Defects Escrow to Sellers in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Substantial Environmental Concern has not been Cured within the 180 day period, then within two Business Days after such determination, the amount paid by Buyer into the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the 180 day period, Sellers and Buyer are unable to agree with the sufficiency of the Cure of a Substantial Environmental Concern, then the Allocated Value for the Oil and Gas Property affected by such Substantial Environmental Concern shall remain in the Defects Escrow pending resolution of such disagreement in the manner provided in Section 8.3(b).

Section 8.5                                Adjustments to Purchase Price for Defects.

(a)           Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects unless the aggregate of Title Defect Amounts, as determined in accordance with this Agreement, equals or exceeds the sum of $1,000,000, in which event the Purchase Price shall be adjusted downward by the amount such Title Defect Amounts exceed $1,000,000.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except for reduction of the Adjusted Purchase Price for Substantial Environmental Concerns (the Allocated Value of which shall be deducted from the Purchase Price without application of any threshold or deductible), no adjustment of the Purchase Price shall be made for Environmental Defects unless the aggregate of Environmental Defect Values, as determined in accordance with this Agreement, equals or exceeds the sum of $1,000,000, in which event the Purchase Price shall be adjusted downward by the amount such Environmental Defect Values exceed $1,000,000.

(c)           Notwithstanding anything herein to the contrary, if Sellers are unable to cure a Title Defect (a “Post-Closing Defect”) on or prior to Closing, Sellers shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such

Post-Closing Defect within the 90-day period commencing with the Closing Date (the “Cure Period”).  In such event, the transactions contemplated hereby will close as provided herein, but an amount equal to the applicable Title Defect Amount to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into the Defects Escrow.  The amount so deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 8.5(d).

(d)           Buyer will act in good faith and reasonably cooperate with the Sellers after the Closing to cure a Post-Closing Defect respecting an Oil and Gas Property assigned to Buyer, provided that Buyer shall not be required to expend any monies in connection therewith and Sellers shall conduct their activities so as to not unreasonably interfere with Buyer’s operations.  If Sellers and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Sellers in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Sellers and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Sellers (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the Cure Period, Sellers have been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the Cure Period, Sellers and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 8.3(b).

Section 8.6                                Buyer Indemnification.

BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLERS, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE PROPERTIES:  (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS,

CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLERS OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLERS OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE IX

Conditions Precedent to the Obligations of the Parties

Section 9.1.                                Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a)           Each of the representations and warranties of Sellers contained in Article IV shall be true and correct in all respects as of the date made (and having been deemed to have been made again on and as of the Closing Date), except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date, and (iii) any such inaccuracies or breaches which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect.

(b)           Sellers shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

(c)           Sellers shall have delivered a certificate executed by an executive officer of Sellers dated as of the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d)           No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)           Buyer shall have received a release of Liens with respect to the Properties, executed in recordable form by the Lender, and in form and substance agreeable to Buyer.

(f)           Buyer shall have received an assignment of the Properties executed and delivered by Sellers, which assignment shall be substantially in the form of the instrument attached hereto as Exhibit D in all material respects (the “Assignment”).

(g)           Buyer shall have received a certificate that each of the Sellers is not a “foreign person”, executed and delivered by Sellers that complies with Section 1445 of the Code and the United States Department of Treasury regulations promulgated thereunder.

(h)           Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Sellers or any other party to Buyer prior to or in connection with the Closing.

(i)           If applicable, the waiting period under the HSR Act shall have expired or been terminated.

(j)           Evidence of replacement bonds guarantees and letters of credit, pursuant to Section 12.10.

(k)           Buyer shall have received the Participation Option Agreement, executed and delivered by Sellers.

Section 9.2.                                Conditions Precedent to the Obligations of Sellers.

The obligations of Sellers under this Agreement are subject to each of the following conditions being met:

(a)           Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)           Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Sellers) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)           Buyer shall have delivered a certificate executed by an executive officer of Buyer dated as of the Closing Date, representing and certifying in such detail as Sellers may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d)           No Proceeding (excluding any Proceeding initiated by Sellers or any of their Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)           Sellers shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Sellers prior to or in connection with the Closing.

(f)           If necessary to effectuate Buyer’s assumption of the Assumed Obligations, Sellers shall have received an instrument in form and substance reasonably agreeable to Sellers effectuating such assumption.

(g)           If applicable, the waiting period under the HSR Act shall have expired or been terminated.

(h)           Sellers shall have received all required waivers and consents under the Credit Facility; provided, however, Sellers shall use their Reasonable Best Efforts to obtain all such waivers and consents not later than fifteen (15) Business Days after the execution date of this Agreement.

(i)           Sellers shall have received the Participation Option Agreement, executed and delivered by Buyer.

ARTICLE X

Termination, Amendment and Waiver

Section 10.1.                                Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Sellers and Buyer; or

(b)           by either Sellers or Buyer, if:

(i)           the Closing shall not have occurred on or before 5:00 p.m., local Houston, Texas time, on September 30, 2008, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)           there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c)           by Buyer or Sellers, if the aggregate amount of the Title Defect Amounts and the Environmental Defect Values (inclusive of the Allocated Values for all Oil and Gas Properties to be excluded from the Closing pursuant to Section 8.4 due to Substantial Environmental Concerns) exceeds fifteen percent (15%) of the Purchase Price; or

(d)           by Sellers, if (i) there shall be a material breach of any representation and warranty of Buyer contained in Article V, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from the Sellers of such breach; or

(e)           by Buyer, if (i) there shall be a breach of any representation and warranty of Sellers contained in Article IV, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, or (ii) there shall be a material breach by Sellers of any of their covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Sellers from Buyer of such breach.

Section 10.2.                                Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1 by Sellers, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article X, in Sections 7.4, 7.5 and 8.6 and in Articles XII and XIII shall survive the termination hereof.   Except as expressly provided in this Section 10.2, nothing contained herein shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.  If this Agreement is terminated by Sellers pursuant to (i) Section 10.1(b)(i) (and Buyer is in material breach of this Agreement) or (ii) Section 10.1(d), Sellers shall be entitled to the Deposit as liquidated damages and as Sellers’ sole remedy at law or in equity.  In this regard, the parties agree that the Deposit is not a penalty; rather, it is a reasonable sum in light of the anticipated or actual harm which Sellers would incur by Buyer’s default hereunder, and that the actual injury caused to Sellers by Buyer’s unexcused failure to purchase the Assets would be most difficult or impossible to ascertain.  If this Agreement is terminated under Section 10.1 for any other reason, the Deposit shall be returned to Buyer.

Section 10.3.                                Amendment.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 10.4.                                Waiver.

Sellers, on the one hand, or Buyer, on the other, may:  (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XI

Survival of Representations, Warranties and Covenants; Indemnification

Section 11.1.                                Survival.

(a)           Sellers’ environmental representations and warranties contained in Sections 4.12, 4.13, 4.17, 4.18 and 4.19 shall automatically expire as of the Closing.  All other representations and warranties of the parties contained in this Agreement shall terminate on the last day of the sixth (6th) full calendar month following the Closing Date; the intent being that all Article IV and Article V representations and warranties by Sellers (i.e., other than Sections 4.12, 4.13, 4.17, 4.18 and 4.19) and Buyer, respectively, shall survive the Closing and remain in effect thereafter for the period, and only for the period, that the Indemnified Party is entitled to indemnification based on a breach of such representations and warranties contained in this Article XI.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought and (ii) such notice is received on or before the Survival Date.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 11.2.                                Sellers’ Indemnification Obligations.

Sellers shall, on the Closing Date, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, “Buyer’s Losses”):
(a)           resulting from any breach of the surviving representations and warranties made by Sellers in Article IV, or any certificate delivered at Closing; or

(b)           relating to the Retained Obligations.

provided, however, that Sellers’ indemnification obligations for Buyer’s Losses under this Section 11.2 shall (i) not include any claims, obligations, liabilities, damages or expenses that do not individually exceed Fifty Thousand Dollars ($50,000), (ii) expire on the last day of the sixth (6th) full calendar month following the Closing Date (the “Survival Date”), except for Buyer’s Losses for which a notice is received by Sellers as provided in this Agreement prior to such date; and further provided that Sellers’ indemnification for Buyer’s Losses under Section 11.2(b) shall not expire but shall remain in effect until such Retained Obligations are fully satisfied.

Section 11.3.                                Buyer’s Indemnification Obligations.

Buyer shall, on the Closing Date, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify and hold Sellers, their Affiliates and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (collectively, “Sellers’ Losses”):

(a)           resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing; or

(b)           relating to the Assumed Obligations.

provided, however, that Buyer’s indemnification obligations for Sellers’ Losses under Section 11.3 shall (i) not include any claims, obligations, liabilities, damages or expenses that do not individually exceed Fifty Thousand Dollars ($50,000.00), and (ii) expire on the Survival Date, except for Sellers’ Losses for which a notice is received by Buyer as provided in this Agreement prior to such date; and further provided, however, that Buyer’s indemnification obligations for Sellers’ Losses under Section 11.3(b) shall not expire but shall remain in effect until such Sellers’ Losses are fully satisfied.

Section 11.4.                                Net Amounts.

Any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer’s Losses or Sellers’ Losses, as the case may be, shall be decreased by any insurance proceeds or other amounts relating to such Buyer’s Losses or Sellers’ Losses, as the case may be, paid to such Indemnified Party by any Person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.

Section 11.5.                                Indemnification Proceedings.

In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to the another party under Section 11.2 or Section 11.3 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 11.6.                                Indemnification Exclusive Remedy.

Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 11.7.                                Limited to Actual Damages.

The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Buyer’s Losses or Sellers’ Losses, as the case may be, and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI shall be included in the damages recoverable under such indemnity.

Section 11.8.                                Indemnification Despite Negligence.

It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XI shall be indemnified and held harmless from and against all Buyer’s Losses or Sellers’ Losses, as the case may be, as to which indemnity is provided for under this Article XI, notwithstanding that any such damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent; provided, however, nothing herein is intended or shall be construed to as an indemnification by one party for the gross negligence or willful misconduct of the other party.  The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

Section 11.9.                                Tax Treatment of Indemnification Amounts.

Sellers and Buyer agree that any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer’s Losses or Sellers’ Losses shall be treated as adjustments to the Purchase Price for all Tax purposes.

Section 11.10.                                 Aggregate Indemnity Limits.

Notwithstanding anything to the contrary contained elsewhere in the Agreement, Sellers shall not be required to indemnify Buyer under this Article XI for aggregate Buyer’s Losses in excess of fifteen percent (15%) of the Purchase Price.

ARTICLE XII

Miscellaneous Matters

Section 12.1.                                Notices.

All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by email, facsimile transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Sellers:                                                      Linn Energy Holdings, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002
Attention: Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary
Fax No.:  (281) 840-4001, Email: cripley@linnenergy.com

If to Buyer:                                                      Laredo Petroleum, Inc.
15 West Sixth Street, Suite 1800
Tulsa, Oklahoma  74119
Attention:   Randy A. Foutch, President and
       Chief Executive Officer
Fax No.:  (918) 513-4571, Email: randy@laredopetro.com

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 12.2.                                Prorations, Deposits and Taxes.

No sales, transfer or similar tax will be collected at Closing in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Sellers (and their affiliates, and Sellers’ and their affiliates’ directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and Buyer shall remit such taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges that its obligations under this Section 12.2 will survive Closing.

Section 12.3.                                Entire Agreement.

This Agreement, the Sellers Disclosure Schedule, together with the Exhibits, Schedules, Annexes and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that any Confidentiality Agreement executed by Buyer and Sellers, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

Section 12.4.                                Injunctive or Other Relief.

The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity. In the event of any such legal or equitable action hereunder, or any default in the performance of any term or condition of this Agreement, the prevailing party shall be entitled to recover all costs and expenses associated therewith, including reasonable attorneys' fees.

Section 12.5.                                Binding Effect; Assignment; No Third Party Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Except as provided in Section 8.5 and Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.6.                                Severability.

If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.7.                                GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.8.                                Counterparts.

This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9.                                WAIVER OF CONSUMER RIGHTS.

BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND

PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 12.10.                                  Replacement Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any other Affiliate with any Governmental Authority or third Person and relating to the Sellers or the Properties are to be transferred to Buyer.  On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, and shall cause, effective as of the Closing, cancellation or return to Sellers of the bonds, letters of credit or guarantees posted by Sellers.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted by Sellers.  Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 12.10 identifies the bonds, letters of credit and guarantees posted by Sellers as of the date noted on such schedule.

Section 12.11.                                  Further Assurances.

Sellers will from time to time execute and deliver to Buyer such further instruments and take such other actions as Buyer may reasonably request, in order to more effectively convey, assign, transfer and deliver the Properties, as of the Effective Date, to Buyer.  To this end, should any of the Oil and Gas Properties be owned of record by any Affiliate of Sellers, Sellers shall cause such Affiliate to execute and deliver to Buyer at Closing an Assignment covering such Affiliate’s interest in the affected Oil and Gas Property.

ARTICLE XIII
Definitions and References

Section 13.1.                                Certain Defined Terms.

When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 14.1:

“AAA” means the American Arbitration Association.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person.

“Agreement” means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

“Assumed Obligations” means, subject to and without altering, affecting or in any manner diminishing Sellers’ representations, warranties, covenants and indemnities set forth in the Agreement, all obligations to timely fulfill, perform, pay, and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the costs, obligations and liabilities of Sellers, known or unknown, with respect to: (a) the Properties; and (b) the contract operating agreements described on Schedule 4.7; regardless of whether such obligations arose prior to or after the Effective Date, including but not limited to: (i) the obligation to (x) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines and other equipment, pits and holding ponds now or hereafter located on the Oil and Gas Properties, (y) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties, and (z) remedy all Environmental Liabilities with respect to the Oil and Gas Properties, including any actual or potential NORM contamination or chloride or other contamination of groundwater; (ii)  obligations and liabilities arising from or in connection with any Imbalances, whether before, on or after the Effective Date; (iii) obligations to pay working interests, royalties, overriding royalties and other interests held in suspense and transferred to Buyer pursuant to Section 7.11 (iv)  all Taxes assessed with respect to a period which begins on or after the Effective Date; and (v) obligations with respect to the disputes, actions, suits and proceedings including those described on Section 4.6 of the Sellers Disclosure Schedule (and any other actions, suits or proceedings arising out of the same facts or circumstances), regardless of the Properties to which such disputes, actions and proceedings relate; provided, that Assumed Obligations does not mean or include Sellers’ obligations and liabilities with respect to the Retained Obligations and otherwise expressly assigned to Sellers under this Agreement.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Oklahoma are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Dominion Resources, Inc., among others, as predecessor in interest to Sellers and Buyer dated June 13, 2007.

“Credit Facility” means collectively, the Third Amended and Restated Credit Agreement dated August 31, 2007 (as amended by the First Amendment to the Third Amended and Restated Credit Agreement dated November 2, 2007 and the Second Amendment to the Third Amended and Restated Credit Agreement dated January 31, 2008) among Linn Energy, LLC as Borrower and BNP Paribas as Administrative Agent and the Lenders signatory thereto; and the Second Lien Term Loan Agreement dated January 31, 2008 among Linn Energy, LLC as Borrower and BNP Paribas as Administrative Agent, RBC Capital Markets as Syndication Agent and the Lenders signatory thereto.

“Cure” or “Cured” means, in the context of Section 8.4 and the parties’ agreement respecting Substantial Environmental Concerns, such actions taken by Sellers which would substantially remove, cure or remediate the Environmental Defect constituting the Substantial Environmental Concern in accordance with applicable Environmental Laws.

“Dollars” or “$” means U.S. Dollars.

“Effective Date” means July 1, 2008.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

“Environmental Liabilities” means any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any entity, trade or business that is a under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Existing Hedges” mean any Hedges affecting the Properties on the Closing Date.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hazardous Materials” means (i) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalances” means gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Oil and Gas Properties.

“Knowledge” of Sellers (or similar references to Sellers’ knowledge) means all information of which either the Chief Executive Officer, President and Chief Operating Officer, Senior Vice President, Operations and the Executive Vice President and Chief Financial Officer, of Sellers, and the Vice President-Operation, Midcontinent, located in Oklahoma City, Oklahoma, having supervisory authority over matters relating to the ownership, operation, maintenance and development of the Properties have, or should have upon reasonable inquiry, actual knowledge. Knowledge of Buyer (or similar references to Buyer’s knowledge) means all information of which either the Chief Executive Officer, President and Chief Operating Officer, Senior Vice President, Operations and the Vice President and Chief Financial Officer, of Buyer, and Vice President of Exploration have, or should have upon reasonable inquiry, actual knowledge.

“Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

“Leases” means oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been earned by performance, and fee mineral, royalty and overriding royalty interest, net profits interest, production payments and other interest payable out of Hydrocarbon production, in each case, in which Sellers have an interest.

“Lender” means the lenders party to the Credit Facility.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a party, or (ii) to the ability of a party to perform on a timely basis any obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith; provided, however, that changes, developments or effects relating to (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism or the credit markets), (y) changes in Hydrocarbon commodity prices or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the transactions contemplated hereby, shall not be deemed to constitute a Material Adverse Effect with respect to Sellers and shall not be considered in determining whether a Material Adverse Effect has occurred with respect to Sellers.

“Material Contract”  means any contract which can reasonably be expected in the case of (A) below to generate gross revenue per year for the owner of the Properties in excess of Five Hundred Thousand Dollars ($500,000) or in the case of (B), (C), (D), (E), or (F) below could require expenditures per year by the owner of the Properties in excess of Five Hundred Thousand Dollars ($500,000) and which is not (i) terminable by either party at will (without penalty) on thirty (30) days notice or less and (ii) is of one or more of the following types:

(A)           contracts for the purchase, sale or exchange of oil, gas, or other hydrocarbons;

(B)           contracts for the gathering, treatment, processing, handling, storage or transportation of oil, gas or other hydrocarbons;

(C)           contracts for the use of drilling rigs;

(D)           purchase agreements, farmin and farmout agreements, exploration agreements, participation agreements and similar agreements providing for the earning of an equity interest;

(E)           partnership agreements, joint venture agreements and similar agreements;

(F)           operating agreements, unit agreements, and unit operating agreements;

(G)           seismic licenses and contracts; and

(H)           contracts for the construction and installation of equipment with guaranteed production throughput requirements where amounts owed if the guaranteed throughput is not delivered exceed Five Hundred Thousand Dollars ($500,000).

“Mcf” means one thousand cubic feet.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Property.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice; provided, however, no party shall be required to file or threaten litigation in order to have performed “Reasonable Best Efforts” nor, in performing Reasonable Best Efforts under Sections 1.2(i) or 8.1(b), shall Sellers be obligated to expend more than the aggregate sum of $50,000 in curing all Title Defects.

“Retained Obligations” means Sellers’ obligations and liabilities (i) under the Credit Facility or any amounts that may be due and owing Sellers’ officers, employees or owners, (ii) with respect to the Excluded Assets, or (iii) with respect to royalties, and Taxes attributable to the Properties for all periods prior to the Effective Date.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

“Sellers Disclosure Schedule” shall mean Schedule 4 attached hereto, which sets forth additional information regarding the representations and warranties of Sellers contained herein and information called for hereby.

“Sellers’ Period of Ownership” shall mean the period of time commencing August 31, 2007 and ending on the Closing Date.

“Tax Returns” mean any return, report, statement, form or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax” or “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

Section 13.2.                                Certain Additional Defined Terms.

In addition to such terms as are defined in the preamble to this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounting Dispute	Section 2.3(c)
Accounting Referee	Section 2.3(c)
Adjusted Purchase Price	Section 2.1
Allocated Value	Section 8.1(c)(i)
Assignment	Section 9.1(f)
Buyer’s Environmental Consultant	Section 8.2(a)
Buyer’s Environmental Review	Section 8.2(a)
Buyer’s Losses	Section 11.2
Buyer’s Title Review	Section 8.1(a)
Casualty Deficit	Section 7.6(c)
Closing	Article III
Closing Date	Article III
Cure Period	Section 8.5(c)
Defect Dispute	Section 8.3(b)
Defects Escrow	Section 8.4(a)
Defects Escrow Agent	Section 8.4(a)
Defects Escrow Agreement	Section 8.4(a)
Defensible Title	Section 8.1(d)(i)
Deposit	Section 2.4(a)
Environmental Defect	Section 8.2(e)(i)
Environmental Defect Notice	Section 8.2(c)
Environmental Defect Value	Section 8.2(e)(ii)
Environmental Information	Section 8.2(b)
Examination Period	Section 8.1(a)
Excluded Assets	Section 1.2
Indemnified Party	Section 11.5
Indemnifying Party	Section 11.5
Independent Expert	Section 8.3(b)
Notice Period	Section 11.5
Oil and Gas Properties	Section 1.1
Permitted Encumbrances	Section 8.1(d)(ii)
Post-Closing Defect	Section 8.5(c)
Properties	Section 1.1
Purchase Price	Section 2.1
Records	Section 1.1(f)
Remedies for Title Defects	Section 8.1(b)
Request Date	Section 2.3(c)
Rules	Section 8.3(b)
Scheduled Production Sales Contracts	Section 4.9
Sellers’ Losses	Section 11.3
Substantial Environmental Concern	Section 8.2(e)(iii)
Suspended Proceeds	Section 7.11
Survival Date	Section 11.2
Title Defect	Section 8.1(d)(iii)
Title Defect Amount	Section 8.1(c)

Defined Term	Reference
Title Defect Property	Section 8.1(b)

Section 13.3.                                References, Titles and Construction.

(a)           All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)           Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)           The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)           Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)           Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f)           Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g)           The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h)           No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i)           All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(j)           Each Annex, Exhibit and Schedule attached hereto is incorporated herein by reference for all purposes and references to this Agreement shall also include all Annexes, Exhibits or Schedules unless the context in which used shall otherwise require.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLERS:

LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company

By:  /s/ Mark E. Ellis ________________
Mark E. Ellis, President and Chief Operating Officer

LINN OPERATING, INC., a Delaware corporation

By:  /s/ Mark E. Ellis ________________
Mark E. Ellis, President and Chief Operating Officer

MID-CONTINENT I, LLC, a Delaware limited liability company

By:  /s/ Mark E. Ellis ________________
Mark E. Ellis, President and Chief Operating Officer

MID-CONTINENT II, LLC, a Delaware limited liability company

By:  /s/ Mark E. Ellis ________________
Mark E. Ellis, President and Chief Operating Officer

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT- Verden Region

LINN EXPLORATION MIDCONTINENT, an Oklahoma limited liability company

By:  /s/ Mark E. Ellis ________________
Mark E. Ellis, President and Chief Operating Officer

BUYER:

LAREDO PETROLEUM, INC., a Delaware corporation

By:  /s/ Jerry R. Schuyler_____________
Jerry R. Schuyler
Executive Vice President & Chief Operating Officer

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT- Verden Region

EXHIBIT A

LEASES

EXHIBIT A-1

PLAT OF AREA OF INCLUDED INTERESTS

 EXHIBIT B

EXCLUDED ASSETS

EXHIBIT C

REPRESENTED INTERESTS; ALLOCATION OF PURCHASE PRICE

EXHIBIT D

FORM OF ASSIGNMENT

THE STATE OF OKLAHOMA

COUNTIES OF ______________

ASSIGNMENT AND BILL OF SALE

[LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company/LINN OPERATING, INC., a Delaware corporation/MID-CONTINENT I, LLC, a Delaware Corporation/MID-CONTINENT II, LLC, a Delaware Corporation/LINN EXPLORATION MIDCONTINENT, an Okalahoma limited liability company] (jointly “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledge), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, AND DELIVER unto LAREDO PETROLEUM, INC., a Delaware corporation (herein called “Grantee”), whose address is 15 West Sixth Street, Suite 1800, Tulsa, Oklahoma 74119, the following described properties, rights and interests:

1.1           All right, title and interest of Grantor in and to the Leases described on Exhibit A attached hereto and made a part hereof for all purposes (and any ratifications, amendments, renewals or extensions to such Leases, whether or not such ratifications, amendments, renewals or extensions are described on such Exhibit A);

1.2           Without limitation of the foregoing but subject to the provisions in this Assignment and Bill of Sale regarding Excluded Properties, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Grantor in and to the oil, gas, and other minerals in and under or that may be produced from the lands described in Exhibits A hereto or described in any of the Leases described on such Exhibit A, or included within the area outlined in red on the Plat attached as Exhibit A-1 hereto (including interests in Leases, overriding royalties, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests, and other interests in so far as they cover such lands), even though Grantor’s interests therein may be incorrectly described in, or omitted from, such Exhibit A;

1.3           All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas, or mineral unitization, pooling, or communitization agreements, declarations, and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs  1.1 and 1.2   above;

1.4           All rights, titles, and interests of Grantor in and to the Material Contracts and all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in paragraphs 1.1, 1.2 and 1.3 above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

1.5           All rights, titles, and interests of Grantor in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface tracts, surface leases and other surface rights, all Permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties described in paragraphs 1.1, 1.2 and 1.3 above, or the treatment, storage, transportation, or marketing of production therefrom (or allocated thereto);

1.6           Subject to any third party rights, all of Grantor’s lease files, title opinions, production records, well files, accounting records (but not including general financial and accounting records attributable to Grantor or Grantor’s business), seismic records and surveys, gravity maps, electric logs, geological or geophysical data and records, and other files, documents and records of every kind and description which relate to the properties described above (the “Records”); provided, however that Grantor may retain (at its expense) copies of any or all of the Records;

1.7           To the extent transferable, all of Grantor’s right to enforce representations, warranties and indemnities under agreements with third parties in favor of Grantor respecting one or more of the properties and interests described in paragraphs 1.1, 1.2 and 1.3 above.

The properties, rights and interests specified in the foregoing paragraphs 1.1 through 1.7 exclusive of the Excluded Properties (defined below), are herein sometimes collectively called the “Subject Properties.”

Any provision contained in this Assignment and Bill of Sale notwithstanding, the Subject Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Grantor, all other assets, properties, and business of Grantor, including the following:

2.1           Any accounts receivable or accounts payable accruing before the Effective Date;

2.2           All of Grantor’s right, title, and interest in any oil, gas, or mineral Leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas, and other minerals not included within the area outlined in red on the Plat attached as Exhibit A-1 hereto or expressly included in the definition of Oil and Gas Properties and all oil, gas or other hydrocarbon production from or attributable to the Subject Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Grantor and are in storage or within processing plants;

2.3           Any rebate or refund of costs, Taxes, or expenses borne by Grantor or Grantor’s predecessors in title attributable to periods prior to the Effective Date;

2.4           Any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Subject Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

2.5           Any and all proceeds from settlements with regard to reclassification of oil or gas produced from the Subject Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date;

2.6           All contracts of insurance or indemnity insofar as such contracts apply to periods prior to the Effective Date;

2.7           All claims (including insurance claims) and causes of action of Grantor against one or more third parties arising from acts, omission, or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date;

2.8           All limited liability company, financial, tax, and legal (other than title) books and records of Grantor;

2.9           Subject to the Participation Option Agreement (hereinafter described), any geological, geophysical or seismic data, materials, or information, including maps, interpretations, records, or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials, or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement, or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party.

2.10           All share drive and accounting servers related to the Subject Properties regardless of where such servers are located;

2.11           All of Grantor’s accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property;

2.12           All documents and instruments of Grantor that are protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties and all documents and instruments related to any matters in Grantor’s Disclosure Schedule);

2.13           All of the other properties, interests and assets described on Exhibit B, together with any rights, liabilities, or obligations associated with such assets;

2.14           The Existing Hedges and all hedging transactions and any gains or losses attributable to any hedging activities;

2.15           Any other right or interest in and to the Subject Properties to the extent attributable to the period prior to the Effective Date;

2.16           All bonds, letters of credit and guarantees if any, posted by Grantor or any Affiliate with any Governmental Authority or third person and relating to the Subject Properties; and

2.17           All (a) correspondence or other documents or instruments of Grantor relating to the transactions contemplated hereby, (b) lists of other prospective purchasers of Grantor or the Subject Properties compiled by Grantor, (c) bids submitted to Grantor by other prospective purchasers of Grantor or the Subject Properties, (d) analyses by Grantor or any Affiliates thereof submitted by other prospective purchasers of Grantor or the Subject Properties and (e) correspondence between or among Grantor or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers from Grantor or the Subject Properties.

2.18           Eighty percent (80%) of Sellers’ total interest in (i) the wellbore of the Weber 3-4 Well (API # 01522984A) in Section 4-6N-9W of Caddo County, Oklahoma and (ii) the McGuire 1-24 Well (API # 05123416) in Section 24-3N-8W of Grady County, Oklahoma, together with the right to deepen, sidetrack or recomplete either of the foregoing; and

2.19           All rights, titles, interests and obligations retained by Grantor or granted to Grantor pursuant to that certain Participation Option Agreement executed by Grantor and Grantee on even date herewith.

The properties and interests specified in the foregoing paragraphs 2.1 through 2.19 are herein collectively called the “Excluded Properties”.  It is understood that certain of the Excluded Properties may not be embraced by the term “Subject Properties”.  The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Subject Properties and may not be used to interpret the meaning of any word or phrase used in describing the Subject Properties.

This Assignment and Bill of Sale is made by Grantor and accepted by Grantee subject to all matters shown of record in __________ Counties, Oklahoma and the other public records of that State.

This Assignment and Bill of Sale is made subject to that certain Asset Purchase and Sale Agreement (the Agreement”) between Grantor and Grantee dated May 30, 2008.  The Agreement contains certain representations, warranties, covenants, indemnities and agreements between the parties, some of which may survive the delivery of this Assignment and Bill of Sale, as more particularly provided for therein, but third parties may conclusively rely on this Assignment and Bill of Sale to vest title to the Subject Properties in Grantee.  The Agreement also contains certain defined terms which are used in this Assignment and Bill of Sale with the same meaning as set out in this Assignment and Bill of Sale.

TO HAVE AND TO HOLD the Subject Properties unto Grantee, and its successors and assigns, forever.

GRANTOR DOES NOT WARRANT THE TITLE TO THE SUBJECT PROPERTIES ASSIGNED HEREIN, EITHER EXPRESS OR IMPLIED. WITHOUT LIMITATION OF THE FOREGOING, THE SUBJECT PROPERTIES ARE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, ANDWITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  SUBJECT TO AND WITHOUT IN ANY MANNER DIMINISHING GRANTOR’S INDEMNITY OBLIGATIONS UNDER THE AGREEMENT, GRANTEE HAS INSPECTED, OR WAIVED GRANTEE’S RIGHT TO INSPECT, THE SUBJECT PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  GRANTEE IS RELYING UPON (A) GRANTOR’S REPRESENTATIONS UNDER THE AGREEMENT AND (B) GRANTEE’S OWN INSPECTION OF THE SUBJECT PROPERTIES, AND GRANTEE SHALL ACCEPT ALL OF THE SAME SUBJECT TO GRANTOR’S INDEMNITY UNDER THE AGREEMENT BUT OTHERWISE IN THEIR “AS IS, WHERE IS” CONDITION.  ALSO WITHOUT LIMITATION OF THE FOREGOING, GRANTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO GRANTEE IN CONNECTION WITH THIS ASSIGNMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE SUBJECT PROPERTIES OR THE ABILITY OR POTENTIAL OF THE SUBJECT PROPERTIES TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO GRANTEE BY GRANTOR OR BY GRANTOR’S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY GRANTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO GRANTEE ARE PROVIDED AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST GRANTOR AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT GRANTEE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Subject Properties.

This Assignment is being executed in several counterparts all of which are identical, except that, to facilitate recordation, certain counterparts hereof may contain only that portion of Exhibit A which contains specific descriptions of the Subject Properties located in the recording jurisdiction in which the particular counterpart is to be recorded.  All of such counterparts together shall constitute one and the same instrument.  Complete copies of this Assignment containing the entire Exhibit A have been recorded in [˜] County, and retained by Grantor and Grantee.

IN WITNESS WHEREOF this Assignment has been executed by the parties hereto on the dates of their respective acknowledgments effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. local time at the locations of the Subject Properties, respectively, on July 1, 2008 (the “Effective Date”).

“GRANTOR”

LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

LINN OPERATING, INC., a Delaware corporation

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

MID-CONTINENT I, LLC, a Delaware limited liability company

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

MID-CONTINENT II, LLC, a Delaware limited liability company

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

LINN EXPLORATION MIDCONTINENT, an Oklahoma limited liability company

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

“GRANTEE”

LAREDO PETROLEUM, INC., a Delaware corporation

By:  _______________________________
Name:  _____________________________
Title:  ______________________________

[ACKNOWLEDGMENTS]

SCHEDULE 2.5

PURCHASE PRICE TAX ALLOCATIONS

SCHEDULE 4

SELLERS DISCLOSURE SCHEDULE

4.6  Litigation

4.7  Material Contracts

4.8  Commitments, Abandonments or Proposals

4.9  Production Sales Contracts

4.10  Plugging and Abandonment

4.11  Permits

4.14  Imbalances; Prepayments

4.16  Taxes

4.19  Preferential Rights and Third Party Consents

SCHEDULE 12.10

SELLERS BONDS